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                                                                     Exhibit 5.1

                                  STEVENS & LEE
                          A PA Professional Corporation

                                    Suite 506
                               1415 Route 70 East
                              Cherry Hill, NJ 08034
                        (856) 354-9200 Fax (856) 354-8111
                               www.stevenslee.com

                                                     April 21, 2004

Board of Directors
1st Colonial Bancorp, Inc.
1040 Haddon Avenue
Collingswood, NJ  08108

         Re: Registration Statement on Form SB-2

Ladies and Gentlemen:

       This letter is being delivered to you in connection with the proposed offering (the "Rule 462(b) Offering") by 1st Colonial Bancorp, Inc., a Pennsylvania corporation (the "Company"), of 138,000 shares (the "Shares") of common stock, no par value (the "Common Stock"). The Company's issuance and sale of these Shares is being registered under the Securities Act of 1933, as amended (the "Act"), pursuant to the filing by the Company of a Registration Statement on Form SB-2 filed pursuant to Rule 462(b) under the Act (the "Rule 462(b) Registration Statement"). The Rule 462(b) Offering is being undertaken in order to increase the number of shares being offered in the offering of 600,000 shares of Common Stock registered pursuant to the Company's Registration Statement No. 333-113779 on Form SB-2 (the "Initial Registration Statement"). The Initial Registration Statement was declared effective on April 20, 2004 and is incorporated by reference in the Rule 462(b) Registration Statement.

      In preparing this letter, we, as counsel to the Company, have reviewed:

            1.    the Articles of Incorporation of the Company;

            2.    the Bylaws of the Company;

            3. a subsistence certificate with respect to the Company issued by the Pennsylvania Department of State;

            4. the minutes of the meetings of the Company's Board of Directors held on March 17, 2004 and April 21, 2004;

            5. the Underwriting Agreement dated April 20, 2004 between the Company and Ryan Beck & Co., Inc. (the "Underwriting Agreement");

            6.    the Rule 462(b) Registration Statement;

            7.    the Initial Registration Statement; and

            8. the form of the certificate representing shares of the Common Stock.

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      Based upon our review of these documents, it is our opinion that the
Shares, when issued, sold and delivered in the manner contemplated by, and in accordance with, the Initial Registration Statement and the Underwriting Agreement, and upon receipt by the Company of payment therefor as provided in the Underwriting Agreement, will be legally issued, fully paid and nonassessable.

      With respect to all documents reviewed by us, we have assumed (i) the authenticity of all documents submitted to us as authentic originals, (ii) the conformity with the originals of all documents submitted to us as copies or forms, and (iii) the genuineness of all signatures.

      This opinion is limited to the laws of the Commonwealth of Pennsylvania, and we have not considered and express no opinion on the laws of any other jurisdiction. We assume no obligation to update or supplement our opinions set forth herein to reflect any facts or circumstances that may hereafter come to our attention or any changes in laws that may hereafter occur.

      We consent to the filing of this opinion as an exhibit to the Rule 462(b) Registration Statement. In giving this consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

                                                        Very truly yours,

                                                        /s/ STEVENS & LEE